 As filed with the Securities and Exchange Commission on May 31,
1996


                              Registration No.333-_____________


               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549
               __________________________________

                            FORM S-8

                     REGISTRATION STATEMENT

                              UNDER

                   THE SECURITIES ACT OF 1933
               __________________________________

                 THE BROOKLYN UNION GAS COMPANY
     (Exact Name of Registrant as Specified in its Charter)

               New York                      11-0584613
     (State or other jurisdiction of      (I.R.S. Employer
     incorporation or organization)       Identification No.)

       One MetroTech Center, Brooklyn, New York 11201-3850
                         (718) 403-2000
            (Address of principal executive offices)

                 THE BROOKLYN UNION GAS COMPANY
                      EMPLOYEE SAVINGS PLAN
                    (Full Title of the Plan)

      R.R. Wieczorek, Vice President, Secretary & Treasurer
       One MetroTech Center, Brooklyn, New York 11201-3851
                         (718) 403-2000
      (Name, address, including zip code, and telephone number, including area code, of agent for service)




                   CALCULATION OF REGISTRATION FEE


Title of Securities to be Registered
Common Stock ($.33 1/3 par value)

Amount to be Registered
1,225,000  Shares

Proposed Maximum Offering Price Per Share*
$ 26.6875

Proposed Maximum Aggregate Offering Price*
$ 32,692,187.50

Amount of Registration Fee
$ 11,273.17

*Estimated solely for the purpose of calculating the Registration
Fee pursuant to Rule 457, based on the average high and low prices for shares of the Company's Common Stock on the New York Stock
Exchange -  Composite Transactions Tape on May 24, 1996.

                       P R O S P E C T U S


   T H E   B R O O K L Y N   U N I O N   G A S   C O M P A N Y

                      EMPLOYEE SAVINGS PLAN

                1,361,302 SHARES OF COMMON STOCK

                      ($.33 1/3 Par Value)

                         _______________


     This Prospectus covers interests in The Brooklyn Union Gas Company Employee Savings Plan for Non-Bargaining Employees, Local 101 Employees and Local 3 Employees (the "Plan") and 1,361,302 shares of Common Stock ($.33 1/3 par value) of The Brooklyn Union Gas Company (the "Company") to be sold under the Plan. Under the Plan, eligible employees of the Company may purchase shares of Common Stock of the Company at a discount, if provided for, and may save and invest a portion of their income on a tax deferred basis at regular intervals.

    The issuance of additional shares of Common Stock under the Plan covered by this Prospectus is subject to shareholder approval and the approval of the Public Service Commission of the State of New York, which approvals have been obtained.

                        ________________
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                        ________________

          The date of this Prospectus is May 31, 1996.

     This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933. This Prospectus relates to the 1,225,000 shares of Common Stock of the Company registered for purchase under the Plan pursuant to the Registration Statement of which this Prospectus is a part and 136,302 shares of Common Stock previously registered. It is suggested that this document be retained for future reference.

                      AVAILABLE INFORMATION

     Additional supplementary information with respect to the Common Stock and the Plan may be provided in the future to Plan participants by means of Appendices or Supplements to this Prospectus and documents incorporated herein by reference.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files or will file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the following Regional Offices:
7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, at prescribed rates. Such reports, proxy statements and other information concerning the Company can also be inspected (at prescribed rates) at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, where shares of the Company's Common Stock are listed.

     This Prospectus does not contain all information set forth in the Registration Statement and Exhibits thereto which the Company has filed with the Commission under the Securities Act of 1933, and to which reference is hereby made.

         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company incorporates in this Prospectus by reference the following documents which have heretofore been filed with the Securities and Exchange Commission (File No. 1-722):

     (a)  Annual Report on Form 10-K for the year ended September
30, 1995;

     (b)  Quarterly Report on Form 10-Q for the quarter ended
December 31, 1995;

     (c)  Quarterly Report on From 10-Q for the quarter ended March
31, 1996; and

     (d)  Proxy Statement dated December 28, 1995 for the Annual
Meeting of Shareholders held on February 1, 1996.

     The Plan incorporates in this Prospectus by reference its Annual Report on Form 11-K for the year ended December 31, 1994 heretofore filed with the Securities and Exchange Commission (File No. 1-722) pursuant to Section 15 of the Securities Exchange Act of 1934.

     The Company incorporates all documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the termination of the offering covered by this Prospectus, and such documents shall be deemed to be incorporated herein by reference and to be part hereof from the date of filing thereof.


     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference in the Registration Statement of which this Prospectus is a part, other than exhibits to such documents unless they are specifically incorporated by reference into such documents. The Company also undertakes to provide, without charge, to each employee to whom this Prospectus is sent or given, upon such employee's written request, a copy of its annual report to shareholders for its last fiscal year. Requests for such information should be directed to The Brooklyn Union Gas Company, Employee Savings Plan Services, One MetroTech Center, 22nd Floor, Brooklyn, New York 11201-3850.

                 The Brooklyn Union Gas Company
                      Employee Savings Plan

                     DESCRIPTION OF THE PLAN

Summary

     The Brooklyn Union Gas Company Employee Savings Plan (the "Plan") was approved by the shareholders of The Brooklyn Union Gas Company (the "Company") at its annual meeting of shareholders on February 3, 1983 to provide eligible employees of the Company with an opportunity to acquire shares of the Company's Common Stock ($.33 1/3 par value) ("Company Common Stock") under the Plan at a discount, if provided for, and to provide them with a mechanism through which they can save and invest part of their income on a
tax deferred basis at regular intervals.   The discount on Company
Common Stock will be up to 10% which includes up to a 5% matching contribution by the Company. Additional employer contributions will also be available to those Members who invest in Company Common Stock (see "Description of the Plan - Company Contributions"). In addition to Company Common Stock, employees may invest in other investment options (collectively, the "Funds").


     The principal executive offices of the Company are located at One MetroTech Center, Brooklyn, New York 11201-3850 and its telephone number is (718) 403-2000. The Plan is administered by the Employee Savings Plan Committee (the "Committee") (see "Administration of the Plan"). The record keeper for the Plan is Coopers & Lybrand L.L.P. (the "Record Keeper" or "Coopers").

     The Plan is a qualified profit sharing plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and provides for salary reduction contributions under
Section 401(k) of the Code. In general, plans established pursuant to Section 401(k) of the Code permit eligible employees to defer a portion of their current compensation and thus avoid current Federal and, subject to applicable law, state and local income taxes. The amounts elected to be deferred by employees are contributed to the Plan by the Company and are deductible by it for corporate income tax purposes.

     The Plan is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), but not Title IV of ERISA because it is an "individual account plan." The protective provisions of Title IV which relate to insuring pension benefits by the Pension Benefit Guarantee Corporation are not applicable to individual account plans.

     The material features of the Plan are outlined below. All transactions with regard to an employee's account will be handled by Coopers via the ESP InfoLine at 1-800-305-5252. Copies of the Plan may be obtained upon request from the Company's Employee Savings Plan Services, located at One MetroTech Center, Brooklyn, New York 11201-3850 or by telephoning (718) 403-3383 or 403-5148.

Eligibility

     Every non-bargaining full-time employee of the Company is eligible to become a member of the Plan (a "Member") when he or she has completed 90 days of eligible service. Every part-time employee of the Company is eligible to become a Member after completing one year of eligible service, and working at least 1,000 hours in the previous one year period. All bargaining unit full-time employees of the Company are eligible after completing one year of eligible service, provided that provision for Plan membership is included in the applicable labor agreement.

Member Contributions

     Membership: An eligible employee may become a Member by contacting Coopers via the ESP InfoLine (1-800-305-5252). The
Member will be able to make all determinations via the ESP InfoLine as to:

     (a) election of amount of contributions to be made on his or her behalf; and

     (b) selection of the Fund or Funds to which the contributions are to be allocated.

     Once an employee has become a Member, Coopers will mail him or her a welcoming package. This package will include more detailed information on the operation of the ESP InfoLine, the Member's PIN number, an Electronic Signature Authorization Form and a beneficiary designation card that is to be completed by the Member (and the Member's spouse, if necessary) and returned to the Company's Employee Savings Plan Services, One MetroTech Center, Brooklyn, New York 11201-3850. Upon Coopers' receipt of a signed Electronic Signature Authorization Form a Member will be able to initiate all transactions for the Plan via the ESP InfoLine, except for a change of beneficiary designation and/or waiver of spouse, which may only by made through a re-execution of the beneficiary designation card.

     Deferred Cash Contributions: Each Member of the Plan may, by contacting the ESP InfoLine described above, elect to have subsequent compensation reduced by not less than 1% and not more than 15% in multiples of 1%. Under the law, compensation for this purpose is limited to $150,000 in 1996 (as adjusted for inflation). In addition, there is an absolute dollar contribution limit which is established annually by the Internal Revenue Service (the "IRS") after an adjustment for inflation, which adjustment may be adopted in the sole discretion of the Committee. The maximum contribution for 1996 will be $9,500. These "Deferred Cash Contributions" are made to the Plan on the Member's behalf by the Company. Such contributions reduce the amount of a Member's salary which is subject to Federal income tax and, subject to applicable law, state and local income taxes.

     Changing/Suspending Level of Contributions: A Member may change the level of Deferred Cash Contributions once each month or suspend Deferred Cash Contributions at any time by calling the ESP InfoLine. The change or suspension shall be effective with the next payroll period following the date of such notice.

     Rollover/Transfer Contributions: If an employee of the Company (whether or not the employee is a Member) receives a distribution from a qualified pension, savings or profit sharing plan of a previous employer or, in limited cases, from an Individual Retirement Account ("IRA"), a "rollover" contribution by the employee or a direct transfer by the previous plan or IRA of the taxable amount of the distribution may, under such conditions as the Committee may require, be made to the Plan.

Company Contributions

     In addition to contributing to the Plan the Members' Deferred Cash Contributions on their behalf, the Company may contribute directly a sufficient amount to provide a discount (see "Summary") of up to 10% for the purchase of Company Common Stock with respect to Deferred Cash Contributions invested in the Company Common Stock Fund. The amount of the discount, if provided for, will not exceed 10%(which includes up to a 5% matching contribution) as set by the Board of Directors of the Company. The actual amount of the discount, if any, will be set from time to time by the Committee (see "Summary"). The amount of the discount may also be subject to approval by the Public Service Commission of the State of New York. Members will be notified as soon as practicable and in a timely manner of the effective date and amount of the discount, if any.

     The Company shall also contribute the following:

     1. For each Member who is a non-bargaining employee and who elects to have all or a portion of the Deferred Cash Contributions made on his or her behalf invested in the Company Common Stock Fund, the Company shall make a matching contribution in an amount equal to fifty percent of the first 6% of such Member's compensation invested in the Company Common Stock Fund subject to a maximum compensation for purposes of this calculation of $150,000 (as adjusted for inflation). This contribution shall be invested in the Company Common Stock Fund, at a discount, if any.

     2. For each Member who is a bargaining employee and who elects to have all or a portion of the Deferred Cash Contributions made on his or her behalf invested in the Company Common Stock Fund, the Company shall make a matching contribution in an amount equal to one-third (1/3) of the first $30.00 per week of such Member's Deferred Cash Contributions invested in the Company Common Stock Fund. This contribution shall be invested in the Company Common Stock Fund, at a discount, if any.

     The Company may also make additional contributions which will be allocated among Members making Deferred Cash Contributions in proportion to their compensation, and which will be invested in the Company Common Stock Fund. All Company contributions, which are made from the Company's current or accumulated earnings and profits, may be made in the form of cash or stock.

     Company contributions in any Plan year (calendar year) may not exceed the maximum amount deductible by the Company under the Code.

Vesting

     A Member will be 100% vested immediately in his or her Deferred Cash Contributions and Rollover/Transfer Contributions, and earnings thereon, if any.

     An employee who was a Member on September 30, 1993 will be 100% vested immediately in the matching contributions made on the Member's behalf, including discounts on Company Common Stock and discounts on dividends attributable to such stock. An employee who became a Member on or after October 1, 1993 will not be 100% vested in (a) matching contributions made on the Member's behalf, including discounts on Company Common Stock and discounts on dividends attributable to such stock, and (b) discounts on any other Company Common Stock purchased for the Member under the Plan, until the earlier to occur of (I) the Member's completion of three
(3) years of service with the Company, (ii) the Member's retirement from the Company or (iii) the death of the Member.

Contribution Limitations

     The Plan limits the Deferred Cash Contributions of each Member to a maximum of 15% of total compensation, not to exceed $9,500 in 1996 (as may be adjusted for inflation in the sole discretion of the Committee). However, as required by the Code, the Deferred Cash Contributions by highly compensated and certain other employees are subject to certain restrictions based on the relationship of Deferred Cash Contributions made by other employees in the aggregate. In addition, as required by the Code, amounts contributed by the Company on behalf of highly compensated and certain other employees are subject to certain restrictions and adjustments based on the relationship of contributions by the Company on behalf of other employees in the aggregate. Any Member affected by these restrictions will be so advised by the Committee.

Maximum Annual Additions

     The annual additions to any Member's account under the Plan (and under any other defined contribution plan maintained by the Company or its subsidiaries) cannot exceed the lesser of (1) $30,000 (adjusted with reference to increases in the applicable limit for tax qualified defined benefit plans) or (2) 25% of the Member's compensation. For this purpose, "annual additions" means the sum of all contributions to the Plan and such other plans made by, or on behalf of, the Member. Furthermore, if a Member participates in both a defined benefit plan (such as The Brooklyn Union Gas Company Employee's Retirement Plan) as well as the Plan, a combined overall limit set forth in the Code applies. In the event that the combined overall limit is exceeded with respect to any Member, the Plan provides that such Member's benefit under the defined benefit plan will be reduced first to satisfy such overall limit. Currently, these limits affect only highly compensated employees. Members may contact Employee Savings Plan Services if they have any questions relating to these limitations.


Investment of Contributions

     All contributions under the Plan are currently held in trust funds administered by Wallace P. Parker, Jr., Robert R. Wieczorek and Lenore F. Puleo, as trustees (the "Trustees"). Ms. Puleo and Messrs. Parker and Wieczorek are all members of the Committee.


     The Plan makes available several Funds from which Members may select. In addition to the Company Common Stock Fund, the Plan provides for the Funds described below. Such Funds may be changed from time to time through the addition or deletion by the Committee of one or more Funds. Members may have contributions invested in one or more of the Funds in any proportion. Dividends, interest and other distributions received on the assets held by the Trustees in respect of each of the Funds shall be reinvested in such Fund. The Trustees may keep such amounts invested in cash as they, in their sole discretion, shall deem necessary or advisable.

     Members are directed to the current prospectus for each Fund for particular information regarding such Fund, other than the Company Common Stock Fund. Copies of the current prospectus for each Fund will be furnished to each eligible employee receiving a copy of this Prospectus and copies are available, without charge, upon request to Vanguard Group, Valley Forge, Pennsylvania 19482, telephone number (800) 523-8066.

     THE FOLLOWING SUMMARIES ARE QUALIFIED IN ALL ASPECTS BY REFERENCE TO THE THEN CURRENT PROSPECTUS FOR EACH FUND, OTHER THAN THE COMPANY COMMON STOCK FUND, DESCRIBED IN THIS PROSPECTUS OR ANY APPENDIX OR SUPPLEMENT HERETO. EXCEPT FOR INFORMATION CONCERNING THE COMPANY COMMON STOCK FUND, THE COMPANY AND THE PLAN ARE NOT RESPONSIBLE FOR THE ACCURACY, COMPLETENESS OR FAIRNESS OF ANY INFORMATION CONTAINED IN ANY PROSPECTUS OF ANY SUCH FUND.

     FUND E - Company Common Stock Fund: A Fund consisting entirely of Company Common Stock. Company Common Stock will be purchased by the Trustees either directly from the Company or on the open market. INVESTMENTS IN THIS FUND CAN ONLY BE MADE THROUGH DEFERRED CASH CONTRIBUTIONS OR COMPANY MATCHING CONTRIBUTIONS. Furthermore, during the employment of the Member, transfers out of the Company Common Stock Fund are limited to the Member's contributions (and any earnings thereon), regardless of whether the Company's matching contributions have vested (see "Vesting"). Such vested matching contributions may only be transferred or sold upon the Member's death, retirement or termination of employment. The Common Stock purchased from the Company under the Plan may be either newly issued shares, shares obtained on the open market and/or treasury shares. The price of shares purchased from the Company will be between 100% and 90% of the closing price on the New York Stock Exchange on the day Deferred Cash Contributions or Company matching contributions, which are based upon Deferred Cash Contributions, are received by the Trustees.

     The following table shows the annual total returns for Fund E on a total account basis for the last five fiscal years:

               1991.............. 16.0%
               1992.............. 16.6%
               1993.............. 21.7%
               1994..............  1.7%
               1995.............. 39.0%

     FUND A - Vanguard Fixed Income Securities Fund - Short Term Corporate Portfolio Fund: The current prospectus for the Short Term Corporate Portfolio Fund indicates that the Fund seeks to provide the highest level of current income consistent with minimum fluctuations in principal value and current liquidity, by investing in short-term investment grade bonds and other fixed income obligations with an average maturity ranging from less than one year to not more than four years. Any audited performance data for the Fund would appear in its then current prospectus.

     The following table shows the annual total returns (loss) for Fund A, as disclosed in the current prospectus, on a total account basis for the last five years:

     1991.............. 13.08  %
     1992..............  7.19  %
     1993..............  7.07  %
     1994.............. (0.08) %
     1995.............. 12.74  %

     FUND B - Windsor Fund: The current prospectus for the Windsor Fund indicates that the Fund is seeking primarily long-term growth of capital and income for its shareholders and, secondarily, current income. Such prospectus states that the Fund emphasizes common stock, but may also own bonds and preferred issues convertible into common stock, and selects stock through a valuation process which looks particularly at the relationship of a company's underlying earning power and dividend payout to the market price of its stock. A detailed table of per share income and capital changes of the Fund's recent fiscal years appears in the then current prospectus of the Fund.

The following table shows the annual total returns (loss) for Fund B, as disclosed in the current prospectus, on a total account basis for the last five years:

     1991.................  28.55 %
     1992.................  16.50 %
     1993.................  19.37 %
     1994.................  (0.15)%
     1995.................  30.15 %

     FUND D - Explorer Fund: The current prospectus for the Explorer Fund indicates that the Fund seeks long-term growth of capital for its shareholders by investing primarily in equity securities of relatively small companies with favorable prospects for above-average growth in market value.

     THE FUND IS SUITABLE ONLY FOR INVESTORS WHO ARE WILLING TO
ASSUME HIGH INVESTMENT RISKS. A detailed table of per share income and capital changes for the Fund's recent fiscal years appears in the then current prospectus of the Fund.

     The following table shows the annual total returns for Fund D, as disclosed in the current prospectus, on a total account basis for the last five years:

     1991.................  55.90 %
     1992.................  13.02 %
     1993.................  15.41 %
     1994.................   0.54 %
     1995.................  26.60 %

     FUND F - Vanguard Money Market Reserves - Prime Portfolio:
The current prospectus states that this Fund seeks to obtain the maximum current income, consistent with the preservation of capital and liquidity. The assets of the Fund will be invested in securities maturing in less than one year, with an average weighted maturity of less than 90 days. The Fund invests in: (1) negotiable certificates of deposit and bankers' acceptances of U.S. banks having total assets in excess of $1 billion; (2) repurchase agreements that are collateralized by U.S. Treasury obligations, including bills, notes, bonds and other debt obligations or securities issued or guaranteed by agencies and instrumentalities of the U.S. Government; (3) commercial paper rated A-1 by Standard & Poor's Corporation ("S&P") or Prime-1 by Moody's Investor Services, Inc. ("Moody's") or, if not rated, issued by a corporation having an outstanding unsecured debt issue rated Aa or better by Moody's or AA or better by S&P; (4) short-term corporate obligations rated Aa or better by Moody's or AA or better by S&P;
(5) short-term Eurodollar and Yankee bank obligations; and (6) securities issued by the United States Treasury or agencies of the United States government. Such securities may also be purchased subject to repurchase agreements.

     The following table shows the annual total returns for Fund F, as disclosed in the current prospectus, on a total account basis for the last five years:

     1991.................  6.14%
     1992.................  3.74%
     1993.................  3.01%
     1994.................  4.08%
     1995.................  5.82%

     FUND G - The Vanguard Investment Contract Trust: The Vanguard Investment Contract Trust ("VIC Trust") was offered in July 1992 in place of the traditional guaranteed investment contract trust ("GIC Trust"). The VIC Trust is a commingled portfolio of investment contracts offered by insurance companies and commercial banks which seeks to maintain a relatively stable yield that will adjust gradually as the interest rates of the underlying high quality
portfolio of investments change.   The interest is a variable
blended rate credited on a monthly basis.

     The VIC Trust accepts Plan contributions, loan repayments, transfers from other Funds and permits certain transfers from the VIC Trust (subject to the following limitations) on an ongoing basis. Transfers from the VIC Trust to an equity Fund - i.e. Windsor (Fund B), S&P 500 Index (Fund J), Wellington (Fund H), Wellesley Income (Fund I) or Explorer (Fund D) are permitted only once per quarter per Member. Furthermore, if a Member decides to transfer all or a portion of the assets in his or her VIC Trust to an equity Fund, the proceeds must remain in an equity Fund for a minimum of 90 days. Transfers to a competing Vanguard Fund - i.e., Fixed Income Securities - Short Term Corporate Portfolio (Fund A) or Money Market Reserves-Prime Portfolio (Fund F) are not permitted.

     The following table shows the average total return for the VIC Trust, for the indicated periods ended December 31, 1995:

     Average Annual Total Return
     1 Year    6.23%
     3 Years   6.06%
     5 Years   6.57%

     In addition, a GIC Trust may be established each year. A GIC Trust is a tax-exempt collective investment trust fund that invests exclusively in a guaranteed investment contract issued by an insurance company. Such GIC Trust will accept Plan contributions for up to one year, and will credit interest on the accumulated funds for an additional two years. The interest rate that applies to each GIC Trust will be determined in the calendar quarter prior to its starting date. The "guaranteed" nature of this investment and the ability of the insurance company to fulfill the contract are directly related to the creditworthiness of the insurance company issuing the contract. The Company has offered in the past only GIC Trusts that invested in guaranteed investment contracts issued by an insurance company rated A+ (SUPERIOR) by A.M. Best Company and A or the equivalent thereof by another nationally recognized rating agency.

     The annual rate of return of the 1994 GIC Trust currently being offered by the Plan is 6.45%.

     FUND H - Wellington Fund: The Wellington Fund seeks conservation of principal, reasonable current income and profits without undue risk by investing in a portfolio of high quality stocks and bonds. This Fund follows a "balanced" investment plan, with about 60-70% of its assets normally invested in common stocks and 30-40% in fixed income securities. Common stocks are selected principally on the basis of good quality, reasonable dividend income, and reasonable prospects for long-term earnings and dividend growth. The Fund's fixed income securities (corporate and government bonds, and money market instruments) will be investment grade consistent with attractive income yields. In addition, the Fund may invest up to 10% of its assets in foreign securities and may invest in stock and bond futures and options to a limited extent.

     The following table shows the annual total returns (loss) for Fund H, as disclosed in the current prospectus, on a total account basis for the last five years:

     1991................. 23.65 %
     1992.................  7.93 %
     1993................. 13.52 %
     1994................. (0.49)%
     1995................. 32.92 %

     FUND I - Wellesley Income Fund: The Wellesley Income Fund seeks current income consistent with reasonable risk by investing in a portfolio of high quality bonds and stocks. The Fund also offers the potential for moderate growth of capital. This Fund's portfolio securities are selected primarily on the basis of current yield and, secondarily, on their anticipated long-term total return. The mix of stocks and bonds varies with the investment environment, but bonds will constitute the majority of assets so long as their current yield is well in excess of dividend yields on stocks. Normally 60-65% of the Fund's assets are invested in fixed income securities and 35-40% in common stocks.

     The following table shows the annual total returns (loss) for Fund I, as disclosed in the current prospectus, on a total account basis for the last five years:


     1991.................  21.57 %
     1992.................   8.67 %
     1993.................  14.65 %
     1994.................  (4.44)%
     1995.................  28.91 %

     FUND J - Vanguard Index Trust - 500 Portfolio: The Vanguard Index Trust - 500 Portfolio, an "index fund", attempts to provide investment results that correspond to the price and yield performance of publicly traded stocks, in the aggregate, as represented by the Standard & Poor's 500 Composite Stock Price Index (the "S&P Index"). This Fund invests in all of the stocks included in the S&P Index in approximately the same proportions as they are represented in the S&P Index. The S&P Index is a widely accepted benchmark of the stock market's performance and represents 75% of the total market value of all U.S. common stocks. Fund J is a growth and income stock fund, which seeks to provide long-term capital growth and to provide dividend income by investing in stocks that have a history of paying dividends. This Fund will be effective on July 1, 1996.

     The following table shows the annual total returns for Fund J, as disclosed in the current prospectus, on a total account basis for the last five years:

     1991.................. 30.22%
     1992..................  7.42%
     1993..................  9.89%
     1994..................  1.18%
     1995.................. 37.45%


     RESPONSIBILITY FOR INVESTMENTS: EACH MEMBER IS SOLELY RESPONSIBLE FOR HIS OR HER INVESTMENT CHOICES. THE TRUSTEES, THE COMMITTEE, THE COMPANY AND THE OFFICERS, DIRECTORS, SUPERVISORS AND OTHER EMPLOYEES OF THE COMPANY ARE NOT EMPOWERED TO ADVISE A
MEMBER AS TO THE MANNER IN WHICH INVESTMENTS SHOULD BE MADE. THE FACT THAT A FUND IS AVAILABLE TO MEMBERS FOR INVESTMENT UNDER THE PLAN SHALL NOT BE CONSTRUED AS A RECOMMENDATION FOR INVESTMENT IN THAT FUND.

     NO EMPLOYEE SHOULD FEEL UNDER ANY PRESSURE TO PARTICIPATE IN THE PLAN; PARTICIPATION IS COMPLETELY VOLUNTARY. IF AN EMPLOYEE DOES PARTICIPATE, HE OR SHE SHOULD NOT ARRANGE FOR A PAYROLL DEDUCTION OR MAKE ANY OTHER CONTRIBUTION FOR AN AMOUNT GREATER THAN HE OR SHE CAN COMFORTABLY AFFORD. IT SHOULD BE BORNE IN MIND THAT THE MARKET PRICE OF ANY INVESTMENT FLUCTUATES OVER TIME. ACCORDINGLY, THE PROCEEDS REALIZED ON THE SALE OF ANY INVESTMENT WILL DEPEND ON THE PREVAILING MARKET PRICE AT THE TIME OF SALE, WHICH MAY BE MORE OR LESS THAN THE AMOUNT EXPENDED IN THE PURCHASE. THERE IS NO ASSURANCE THAT ANY OF THE FUNDS WILL ACHIEVE THEIR AIMS.

     Timing of Investment: Deferred Cash Contributions will be accumulated by the Company and as soon as practicable thereafter will forwarded to the Trustees for investment. No interest will be earned on accumulated funds.

     Change of Investment Election: A Member may change his or her investment election once each calendar month by calling the ESP InfoLine. Such election will be updated once per month and will be effective with the next payroll period following the date of such notice.

     Transfer Between Funds:  A Member may elect to transfer
(subject to certain restrictions) all or any portion of the balance credited to his or her account between the Funds by calling the ESP InfoLine. All transfers will be made as soon as practicable.
Transfers shall be subject to the following rules:

     (a) TRANSFERS MAY NOT BE MADE INTO THE GIC TRUST OR THE
COMPANY COMMON STOCK FUND.

     (b) TRANSFERS OUT OF THE COMPANY COMMON STOCK FUND DURING THE MEMBER'S EMPLOYMENT ARE LIMITED TO MEMBER CONTRIBUTIONS OR THE EARNINGS THEREON. No matching or discount contributions may be transferred or sold unless they have vested and only upon the Member's retirement, termination of employment or the death of the Member. (See "Fund E - Company Common Stock Fund" and "Vesting" above).

     (c) TRANSFERS OUT OF THE VIC TRUST OR THE GIC TRUST MAY BE MADE ONLY INTO CERTAIN OF THE REMAINING FUNDS. Transfers out of the VIC Trust and GIC Trust are limited and may be subject to a penalty if transfer restrictions are not complied with. (See "Fund G- The Vanguard Investment Contract Trust" above).

     (d) TRANSFERRING THE INVESTMENTS, OR ANY PART THEREOF, IN ANY FUND IS DONE VIA THE ESP INFOLINE.

     (e) TRANSFERS FROM THE COMPANY COMMON STOCK FUND WILL BE NET
OF BROKERAGE EXPENSES AND SUBJECT TO THE RULES OF THE NEW YORK
STOCK EXCHANGE RELATING TO SALES OF LISTED SHARES.

Non-Hardship Withdrawals While Still Employed

     Prior to 1987, a Member could make voluntary contributions of after-tax dollars ("After-Tax Contributions") to the Plan. A
Member may, by calling the ESP InfoLine, withdraw from the Funds all or a portion of his or her After-Tax Contributions, if any.
The minimum withdrawal is the lesser of $500 or the total value of the Member's After-Tax Contributions. If a Member has attained age 59 1/2 he or she may, by calling the ESP InfoLine, withdraw from the Funds all or a portion of the remaining balance credited to his or her account.

Hardship Withdrawals

     Generally, a Member who has not attained age 59 1/2 and who has withdrawn all of his or her After-Tax Contributions if any, may, in the event of financial hardship, request a withdrawal from the Funds of the balance credited to his or her account, excluding earnings credited after December 31, 1988 and excluding any Company matching contributions. Withdrawals may be subject to a 10%
Federal excise tax, in addition to the normal income tax liability on these withdrawals as outlined below. In addition, the Company may be required to withhold, for Federal income tax purposes 20% of the amount withdrawn. "Financial hardship" means an immediate and heavy financial need of a Member where such Member lacks other available resources.

     To be eligible for a hardship withdrawal, a Member must first take the maximum loan available, or have, at that time, the maximum number of loans outstanding, under the Plan and then may request a withdrawal for the remaining balance necessary to satisfy the financial need.

Immediate and Heavy Financial Needs for Hardship Withdrawal

     Provided that the Member complies with the rules and procedures set forth below, a Member may obtain from the Company a hardship withdrawal only for the following purposes:

     (a) Deductible medical expenses incurred or to be incurred by the Member, the Member's spouse or any dependents of the Member;

     (b) Purchase of a principal residence for the Member;

     (c) Payment of tuition and related educational fees for post-secondary education (but only for the next twelve months) for the Member, the Member's spouse, or dependents of the Member; or

     (d) Prevention of eviction from the Member's principal residence or mortgage foreclosure on the Member's principal residence.

Qualifying Amounts

     All Deferred Cash Contributions and earnings (if any) on such contributions, except earnings credited after December 31, 1988, may be withdrawn.

Rules and Procedures for Hardship Withdrawal

     A hardship withdrawal cannot exceed the amount needed and the Member must present the Committee with evidence satisfactory of the nature and amount of the need (e.g., mortgage commitment, medical or tuition bills and the like). The amount needed may include the amount necessary to pay any Federal, state or local income taxes or penalties reasonably anticipated to result from this withdrawal.

     The Member must first exhaust other financial resources, such as borrowing from the Plan itself or commercial sources, or liquidating other assets. Also, the Member must sign a statement certifying that the financial need cannot be relieved:

(a) through reimbursement or compensation by insurance or otherwise;

(b) by reasonable liquidation of the Member's assets to the extent such liquidation would not itself cause an immediate and heavy financial need;

(c)  by cessation of their 401(k) contributions to the Plan;

(d) by any other distributions or non-taxable loans from the Plan or from any plan maintained by any other employer; or

(e) by borrowing from commercial sources on reasonable commercial terms.


Restrictions Limiting Participation After a Hardship Withdrawal

     The IRS has imposed certain restrictions limiting a Member's contributions to the Plan following a hardship withdrawal:

     (a) The Member's contributions must be suspended for twelve months after the hardship withdrawal; and

     (b) The dollar contribution limit for the year after the hardship withdrawal must be reduced by the amount of the contributions made during the year in which the hardship withdrawal was made. For example, if a Member had contributed $7,000 before making a hardship withdrawal in 1995, and was again eligible to participate in the Plan in October 1996, the Member would be eligible to contribute only $2,500 (the 1996 contribution limit of $9,500 less $7,000).


Distributions

     When a Member terminates employment, he or she shall receive a lump sum distribution equal to his or her vested account balance as soon as practicable on or immediately after the later of the date the Member (i) attains age 65 or (ii) retires. However, a Member may elect to receive his or her lump sum distribution as soon as practicable on or immediately after the date of his or her termination of employment, but not later than the 60th day after the end of the Plan year in which the later of (i) or (ii) above occurs. If the Member does not elect to receive his or her distribution as soon as practicable on or immediately after his or her termination of employment, the balance credited to his or her account will remain invested in the Plan until he or she attains age 65 or dies, if earlier. In this case, the Member shall make an election with respect to his or her investments in the Funds (except that no amounts may be invested in the Company Common Stock Fund). If a Member fails to make this election within 90 days of his or her termination of employment, his or her account will remain invested in the Funds in accordance with the investment election in effect at the time he or she left the Company (except that amounts in the Company Common Stock Fund will be transferred to Fund F -Vanguard Money Market Reserves - Prime Portfolio). However, if a Member has attained age 55 and his or her termination of employment is due to retirement from the Company, the Member may elect not to receive a distribution under the Plan and to make investment elections with respect to the Funds (except that no amounts may be invested in the Company Common Stock Fund). Within the 90-day period following the Member's retirement, he or she will be required to make an investment election concerning amounts in the Company Common Stock Fund. If the Member fails to make an investment election with respect to amounts invested in this Fund within 90 days, amounts invested in this Fund will be transferred to Fund F -Vanguard Money Market Reserves - Prime Portfolio.

Procedure at Retirement or Termination

     When a Member retires or otherwise ceases to be employed by the Company, the Member must call the ESP InfoLine to receive an exit package. This package will contain all the materials and forms required for a Member to receive a distribution from his or her account and will explain to the Member the options available. If the forms are not returned within 90 days, the Plan will be forced to make certain decisions as described above relating to the account for the Member.

     If termination of employment is due to the Member's retirement, he or she may elect to have the distribution made in the form of a lump sum distribution, an annuity under one of several options specified in the Plan, or in installments over a period not to exceed 10 years.

     Notwithstanding the foregoing: (i) generally, a lump sum distribution may be made as soon as possible in lieu of all benefits if the Member's account amounts to $3,500 or less, and
(ii) generally, distribution to a Member shall commence not later than April 1 of the calendar year following the calendar year in which he or she attains age 70 1/2.

     A Member may request that some or all of the portion of his or her account which is invested in the Company Common Stock Fund be distributed as Company Common Stock.


Loans

     The Plan permits Members to borrow from the Plan, subject to approval by the Committee under uniform rules and regulations. The amount which may be borrowed depends on the value of the Member's account.

     A Member may apply for a loan by calling the ESP InfoLine and following the loan instructions. The Member will receive the Disclosure Statement and Promissory Note in the mail for review. The loan will be deducted pro-rata from the Member's account and a check for the proceeds of the loan, less any reasonable fees relating to loan administration that may be assessed by the Committee within the Committee's sole discretion, will be mailed within two weeks. The Member will acknowledge receipt of the loan Disclosure Statement by signing and cashing the check.

     Members may only borrow up to 50% of their vested account balance. The minimum principal amount of a loan is $1,000 and the maximum principal amount of a loan is $50,000 less the highest outstanding balance of loans under the Plan over the last twelve months.

     With certain exclusions, the Member's account serves as collateral for the loan. The amount of collateral may not exceed 50% (measured at the time the loan is made) of the vested portion of the Member's account. Such loans must be repaid in a systematic manner (with payments at least quarterly) over a period not to exceed (5) years. If the loan is not repaid in accordance with its terms, the loan will, at the option of the Committee, become immediately due and payable. Loans that are not paid will be defaulted and reported to the IRS. The right to receive a loan will be made available to all Members in a nondiscriminatory manner. Up to four (4) loans may be outstanding at any time. Although four (4) loans may be outstanding at one time, a Member may not apply for a new fourth loan until three (3) months after one (1) of the four (4) loans is paid off; that is, three (3) months with only three (3) loans outstanding.

     The interest rate charged on the loan will be determined from time to time by the Committee in light of the interest rates charged by persons in the business of lending money for loans which would be made under similar circumstances on the date the loan is made. Currently, the rate is the prime rate plus 1%. The prime rate is the interest rate reported from time to time as the "prime rate" in the "Money Rates" table appearing in The Wall Street Journal. Interest payments on the loan will be credited to the Member's account when paid. Interest paid on loans made after 1986 will, in general, not be deductible for Federal income tax purposes.

     A loan may be prepaid in full without penalty by calling the ESP InfoLine for the proper forms.

Administration of the Plan

     The Board of Directors has appointed the Employee Savings Plan Committee (the "Committee") consisting of three members who serve at the discretion of the Board of Directors. These members serve without compensation and at present are:


Name                Address              Position with Company

R.R. Wieczorek   One MetroTech Center        Vice President,
Chairman         Brooklyn, NY  11201-3850    Secretary & Treasurer

W.P. Parker, Jr. One MetroTech Center        Senior Vice
                 Brooklyn, NY  11201-3850    President

L.F. Puleo       One MetroTech Center        Senior Vice President
                 Brooklyn, NY  11201-3850


     The Committee is the Plan administrator and has authority over the operation and administration of the Plan. The Committee presides over and makes all determinations regarding loans and withdrawals of funds by reason of hardship. Among other things, the Committee is responsible for interpreting the Plan, determining any facts or resolving any questions relevant to the administration of the Plan and, in connection therewith, correcting any ambiguities, inconsistencies or omissions in the Plan. Any such action taken by the Committee shall be conclusive and binding on all persons. THE COMMITTEE AND THE COMPANY ASSUME NO RESPONSIBILITY FOR MEMBERS' INVESTMENTS UNDER THE PLAN.

Reports to Members

     Each Member will receive a periodic statement detailing the activity by each Fund in which his or her account has been invested. In addition, the statement will indicate the market value of the Member's accounts. Each Member will be notified as soon as practicable, by mail, of any changes in Funds authorized by the Plan.

Amendment of the Plan

     The Board of Directors reserves the right at any time and from time to time to amend in whole or in part the provisions of the Plan. In addition, the Committee is empowered to amend the Plan to provide for the Plan's efficient administration and to promote its underlying purposes. No amendment shall make it possible for any part of the Funds to be used for, or diverted to, purposes other than for the exclusive benefit of persons entitled to benefits under the Plan. No amendment shall be made which has the effect of decreasing the balance of any account of any Member.

Merger or Consolidation

     The Plan may not be merged or consolidated with, and its assets or liabilities may not be transferred to, any other plan unless each person entitled to benefits under the Plan would, if the resulting plan were then terminated, receive a benefit immediately after the merger, consolidation, or transfer which is equal to or greater than the benefit he or she would have been entitled to immediately before the merger, consolidation, or transfer had the Plan then terminated.

Termination of the Plan

     The Board of Directors may terminate the Plan or completely discontinue contributions under the Plan for any reason at any time. In case of termination of the Plan, the total amount in each affected Member's account shall be distributed to the Member.

Voting, Stock Splits and Other Information

     Pursuant to the Trust Agreement, the Trustees will vote the shares of Company Common Stock and the other Funds in that manner which they determine to be in the best interests of the Plan. The Trustees, however, may have Members assume voting control of some or all of these shares in the future if they determine that this would best serve the interests of the Plan and its Members. Since the inception of the Plan in 1983, each year the Trustees have permitted the Members to vote their shares of Company Common Stock. Since the inception of the Plan, the Trustees have voted the shares of the other Funds.

     Any stock dividends or split shares distributed by the Company with respect to shares held in the Plan for the Member's account will be credited to that Member's account.

     No preemptive rights attach to the Company Common Stock. If the Company should, nevertheless, determine to offer securities through the issuance of rights to subscribe, warrants representing the rights on all shares held under the Plan and registered in the name of the Trustees (or their nominee) will be issued to the Trustees. The Trustees, after consulting with the Committee if such are not the same persons, may exercise, sell or otherwise dispose of such rights or warrants as they may, in their discretion, determine. Securities or other proceeds received by the Trustees pursuant to any such action shall be credited to the Member's account on the basis of his or her proportional holdings of Company Common Stock under the Plan.

Assignment

     Except as required by any applicable law, no benefit under the Plan shall in any manner be anticipated, assigned or alienated, and any attempt to do so shall be void. The foregoing shall not prohibit the payment of benefits in accordance with the applicable requirements of a qualified domestic relations order as defined in Section 414(p) of the Code.


                     CONCERNING THE TRUSTEES

     Wallace P. Parker, Jr., Robert R. Wieczorek and Lenore F. Puleo, members of the Committee, currently act as Trustees under the Plan to receive and hold Company Common Stock and the investment of contributions in other Funds as described herein and in the Plan. Pursuant to a trust document executed by the Trustees, the Trustees are subject to the same fiduciary responsibility to the Plan's Members as an independent trustee.

     Vanguard Group is jointly owned by associated member investment funds, including the Funds described herein (other than the Company Common Stock Fund and any GIC Trust). Vanguard Group furnishes, at cost, corporate management, administrative and shareholder accounting services to the member Funds. Vanguard Group also provides all marketing and distribution services as well as participant education to the member Funds pursuant to an order issued by the Securities and Exchange Commission on February 25, 1981. Each Fund in the group bears a share of the net costs of operations which are allocated among the members of the group.

     The Trustees may be replaced at any time by action of the Company's Board of Directors.

                       TAX CONSIDERATIONS

     The Company has received from the Internal Revenue Service
(the "IRS") a determination letter confirming the qualification of the Plan under Section 401(a) of the Code.

     In general, contributions by the Company to the Plan are deductible by the Company in the year made. The amount of contributions credited to each Member's account, together with the earnings thereon, in general, are not subject to any Federal income tax or, subject to applicable laws, state and local income taxes, until distributed.

     The Federal income tax treatment of distributions from the Plan depends upon when they are made and their form. The withdrawal of the amount of a Member's After-Tax Contributions
(excluding earnings thereon), if any, is not subject to taxation.

     In the case of withdrawals by a Member prior to attaining age 59 1/2, the excess of the value of the withdrawals over the total amount of the Member's After-Tax Contributions, if any, less prior withdrawals, is taxable at ordinary income tax rates. In addition, a 10% excise tax may be imposed. The value of any Company Common Stock withdrawn is considered to be its fair market value on the date it is withdrawn. In the case of loans, any loans not paid off will be considered in default and reported to the IRS. In addition, a 10% Federal excise tax may be imposed.

     The Plan is required to withhold for Federal income taxes 20% of all lump-sum distributions, including hardship withdrawals, unless the withdrawal is transferred directly into another qualified plan or an IRA selected by the Member. The transfer must be arranged by the Member, who will be issued a check made payable to the trustee of the recipient qualified plan or IRA.

     In the case of a distribution to a Member that qualifies as a lump-sum distribution under the Code, the excess of the value of the distribution over his or her After-Tax Contributions, if any, (less prior withdrawals) will be taxed at ordinary income rates unless the Member is eligible for and elects 5-year averaging if he or she has attained age 59 1/2 and participated in the Plan for each of five taxable years prior to the year the distribution is made. A Member is eligible for 10-year averaging if he or she attained age 50 before January 1, 1986 and participated in the Plan for each of five taxable years prior to the year the distribution is made. If Company Common Stock is received as part of a lump-sum distribution, the difference between the cost to the Trustees and the market value of the Common Stock when distributed (the "net unrealized appreciation") is not taxed until the Common Stock is sold. The net unrealized appreciation is then taxed at long-term capital gains rates. Any additional appreciation on the Common Stock after distribution is taxed at ordinary or long-term capital gains rates depending on how long the Common Stock is held. Under rules established by the IRS, the Member may elect to include the net unrealized appreciation in income at ordinary tax rates upon distribution of the Common Stock. In this case, the net unrealized appreciation may be subject to 5-year averaging or 10-year averaging if the Member is eligible for that treatment.

     Prior to 1987, Members could make contributions to an IRA account ("IRA Contributions") through the Plan. The earnings on Members' IRA Contributions are not subject to any Federal, state or local income taxes until distributed. Upon distribution, the entire amount received which is attributable to a Member's IRA Contributions (the sum of his or her IRA Contributions and the earnings thereon) is taxable at ordinary income tax rates. If a distribution is made prior to attaining age 59 1/2 an additional tax will be imposed in an amount equal to 10 percent of the amount received unless the distribution is transferred to another IRA established by the Member. In such event, no part of the distribution will be taxable until distributed from the new IRA.

     IN VIEW OF THE COMPLEXITY OF THE FOREGOING RULES, THE COMPANY AND THE COMMITTEE RECOMMEND THAT EACH MEMBER CONSULT HIS OR HER OWN TAX ADVISOR PRIOR TO MAKING WITHDRAWALS FROM THE PLAN AND IN
DETERMINING THE TAX TREATMENT OF DISTRIBUTIONS FROM THE PLAN. THE COMPANY AND ITS EMPLOYEES AND THE COMMITTEE MAY NOT RENDER
INDIVIDUAL TAX ADVICE.

                   DESCRIPTION OF COMMON STOCK

          The following statements with respect to the Common Stock are based on certain provisions of the Company's Restated
Certificate of Incorporation, as amended, and the Company's By-Laws currently in effect.

Dividend Limitation

     After dividends on all outstanding classes of Preferred Stock have been paid or declared and after all sinking fund requirements have been met or funds set apart for their payment, the Common Stock is entitled to such dividends as may be declared by the Board of Directors and the Company may purchase or otherwise acquire Common Stock out of funds legally available for either of such purposes.

Liquidation Rights

     Upon liquidation of the Company, any net assets remaining after payment to creditors and payment to the holders of the Preferred Stock of the full amounts to which they are entitled to receive are distributable pro rata to the holders of the Common Stock.

Voting Rights; Other

     The Common Stock entitles the holder to one vote per share. There are no cumulative voting rights. The Company's Board of Directors is divided into three classes, as nearly equal in number as possible, with directors elected generally to serve for terms of three years.

     If dividends on any shares of any class of Preferred Stock shall be in arrears in an amount equivalent to four full quarterly dividends on all shares then outstanding, the holders thereof voting as a class are entitled to elect two directors. Such right shall terminate upon payment or declaration of all dividends accumulated on the Preferred Stock of the particular class. In addition, the holders of each class of Preferred Stock are entitled to vote as a class on matters involving the sale, lease or transfer of substantially all of the property or business of the Company, the merger or consolidation of the Company with any other corporation, and in certain other instances where the rights of the holders thereof may be adversely affected.

     Holders of Common Stock are not entitled to preemptive rights.

     When purchased and paid for as contemplated hereby, the additional Common Stock will be fully paid and nonassessable.

                      _____________________


                         LEGAL OPINIONS

     The validity of the securities offered hereby has been passed upon for the Company by Messrs. Cullen and Dykman, 177 Montague
Street, Brooklyn, New York  11201.

     All legal matters pertaining to regulation, franchises, permits and titles referred to in any Annual Report on Form 10-K of the Company and incorporated by reference in this Prospectus also have been or will be passed upon by Messrs. Cullen and Dykman. The statements made as to matters of law and legal conclusions under the caption "Description of Common Stock" in this Prospectus have been reviewed by Messrs. Cullen and Dykman and are set forth herein in reliance upon the opinion of such firm as counsel.

                      _____________________

                             EXPERTS

     The consolidated financial statements and supplemental schedules incorporated by reference in this Prospectus, and elsewhere in the Registration Statement, except for the unaudited interim financial information of the Company and subsidiaries for the quarters ended December 31, 1995 and March 31, 1996, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.
                     ______________________


                         INDEMNIFICATION

     Sections 721 through 726 of the Business Corporation Law of the State of New York ("BCL") provide for indemnification of directors and officers under certain conditions and subject to specific limitations. The law has been liberalized to permit New York corporations, among other things, to supplement the statutory indemnification with additional "nonstatutory" indemnification for directors and officers meeting a specified standard of conduct and to advance to officers and directors litigation expenses under certain circumstances. The Company's Board of Directors has adopted an indemnification By-Law provision in order to afford directors and officers the additional indemnification and litigation expense protection permitted under New York law.
Article VII of the Company's By-Laws provides for indemnification of, and advancement of litigation expenses incurred by, directors and officers of the Company to the fullest extent permitted by law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

     In addition, the Company's Restated Certificate of
Incorporation, as amended, provides for the elimination and limitation of personal liability of directors for damages for any breach of duty in such capacity to the fullest extent permitted by the BCL.

                                        THE BROOKLYN UNION
TABLE OF CONTENTS             Page          GAS COMPANY

Available Information.........2

Incorporation of Certain
  Documents by Reference......2

Description of the Plan.......4         The Brooklyn Union
                                        Gas Company
  Summary.....................4
  Eligibility.................5         Employee Savings Plan
  Member Contributions........5
  Company Contributions.......6
  Vesting.....................7
  Contribution Limitations....7
  Maximum Annual Additions....7
  Investment of                         1,361,302 Shares
    Contributions.............8
  Non-Hardship Withdrawals
    While Still Employed......15        Common Stock
  Hardship Withdrawals........15
  Distributions...............17        ($.33 1/3 Par Value)
  Loans.......................18
  Administration of
    the Plan..................20
  Assignment..................21

Concerning the Trustees.......22        PROSPECTUS
Tax Considerations............22

Description of Common Stock...24        May 31, 1996
Legal Opinions................25

Experts.......................25

Indemnification...............25


     No person has been authorized to give any information or to make any representation other than those contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, the Committee or the Plan. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than those to which it relates, or an offer or solicitation with respect to those securities to which it relates to any person in any jurisdiction where such offer or solicitation would be unlawful.

                             PART II

       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.   Incorporation of Documents by Reference.

          The documents listed on (a) and (b) below are incorporated herein by reference.

          (a) Annual Report of The Brooklyn Union Gas Company (the "Company" or the "Registrant") on Form 10-K for the year ended
September 30, 1995 filed pursuant to Section 13 of the Securities
Exchange Act of 1934, as amended (the "Exchange Act").

          (b) The Registrant's Quarterly Reports on Form 10-Q for the quarterly periods ended December 31, 1995 and March 31, 1996 filed pursuant to Section 13 of the Exchange Act.

          In addition, all documents subsequently file by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part thereof from the date of filing of such documents.

Item 4.   Description of Securities

          The following statements with respect to the Company's Common Stock, par value $.33 1/3 per share (the "Common Stock), are based on certain provision of the Company's Restated Certificate of Incorporation, as amended, and the Company's By-Laws currently in effect.

          The Company is authorized to issue seventy million (70,000,000) shares of Common Stock, and two classes of preferred stock ("Preferred Stock) as follows: nine hundred thousand (900,000) shares of Cumulative Preferred Stock, $100 par value per share, and two million (2,000,000) shares of Cumulative Preferred Stock, $25 par value per share. The Preferred Stock may be issued from time to time in series as the Board of Directors of the Company may determine, and the respective series dividend rates, redemption terms, amounts payable on certain liquidations and other terms not inconsistent with the Restated Certificate of Incorporation are fixed by the Board of Directors with respect to any such series prior to its issuance.

          When purchased and paid for as contemplated hereby, the Common Stock offered hereby will be fully paid and non-assessable by the Company, and will be listed on the New York Stock Exchange.

          Holders of Common Stock are not entitled to preemptive rights.

Dividends

          After dividends on all outstanding classes of Preferred stock have been paid or declared and all sinking fund requirements on the Preferred Stock have been met or funds set apart for their payment, the Common Stock is entitled to such dividends as may be declared by the Board of Directors and the Company may purchase or otherwise acquire Common Stock out of funds legally available for either of such purposes.

Liquidation Rights

          Upon liquidation of the Company, any net assets remaining after payment to creditors and payment to the holders of the Preferred Stock of the full amounts to which they are entitled to receive are distributable pro rata to the holders of the Common
Stock.

Voting Rights

          The Common Stock entitled the holder to one vote per share. There are no cumulative voting rights. The Company's Board of Directors is divided into three classes, as nearly equal in number as possible, with directors elected generally to serve for term of three years.

          If dividends on any shares of any class of Preferred Stock are in arrears in an amount equivalent to four full quarterly dividends on all shares then outstanding, the holders thereof voting as a class are entitled to elect two directors. Such right shall terminate upon payment or declaration of all dividends accumulated on the Preferred Stock of the particular class. In addition, the holders of each class of Preferred Stock are entitled to vote as a class on matters involving the sale, lease or transfer of substantially all of the property of business of the Company, the merger or consolidation of the Company wit any other corporation, and in certain other instances where the rights of the holders thereof may be adversely affected.

Item 5.   Interest of Named Experts and Counsel.

          Not applicable.

Item 6.   Indemnification of  Officers and Directors.

     Sections 721 through 726 of the Business Corporation Law of the State of New York ("BCL") provide for indemnification of directors and officers under certain conditions and subject to specific limitations. The law has been liberalized to permit New York corporations, among other things, to supplement the statutory indemnification with additional "nonstatutory" indemnification for directors and officers meeting a specified standard of conduct and to advance to officers and directors litigation expenses under certain circumstances. The Company's Board of Directors has adopted an indemnification By-Law provision in order to afford directors and officers the additional indemnification and litigation expense protection permitted under New York law.

Article VII of the Company's By-Laws provides for indemnification of, and advancement of litigation expenses incurred by, directors and officers of the Company to the fullest extent permitted by law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 (the "Securities Act") and is therefore unenforceable.

     In addition, the Company's Restated Certificate of
Incorporation, as amended, provides for the elimination and limitation of personal liability of directors for damages for any breach of duty in such capacity to the fullest extent permitted by the BCL.


Item 7.   Exemption from Registration Claim.

          Not applicable.
Item 8.   Exhibits

          The following exhibits are filed as part of this Registration Statement:

INDEX TO EXHIBITS                                              PAGE

 (4) Instruments defining the rights of security holders, including indentures:

  (a)     Articles of incorporation and by-laws:

          By-laws of the Company, dated June 28, 1995, incorporated by reference from Exhibit 3(ii) to Form
          8-K, dated September 5, 1995.

          Restated Certificate of Incorporation of the Company, filed August 1, 1989, and Certificates of Amendment filed March 16, 1992 and July 2, 1993, incorporated by reference from Exhibit 4(b) to Post-Effective Amendment No. 2 to Form S-3 Registration Statement No. 33-50249.


  (b)     The Brooklyn Union Gas Company Employee Savings Plan
          (401-K), as amended and restated as of January 1, 1993, incorporated by reference from Exhibit 4(b) to Form S-8
          Registration No. 33-51561.

  (c) Form of The Brooklyn Union Gas Company Employee Savings Plan Trust Agreement between The Brooklyn Union Gas Company and the Trustees, being Wallace P. Parker, Jr., Robert R. Wieczorek and Lenore F. Puleo, dated as of October 25, 1989, incorporated by reference from
          Exhibit 4(d) to Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 33-32856.

 (5)      Opinion re legality:  Opinion of Messrs. Cullen and
          Dykman                                               II-5

(15)      Letter re unaudited interim financial information    II-7

(23)      Consents of experts and counsel:

     (a)  Consent of Arthur Andersen LLP                       II-8

     (b)  Consent of Messrs. Cullen and Dykman                 II-9

(24) Powers of attorney - included on Signature Page of this Registration Statement.

Item 9.   Undertakings

          (a)  The Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
Statement:

             (i)    To include any prospectus required by Section
10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports file by the Registrant pursuant to Section 13 or
15(d) of the Exchange Act     that are incorporate by reference in
this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.












































                           SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 31, 1996.

                                   THE BROOKLYN UNION GAS COMPANY


                                   By  /s/ Robert B. Catell
                                   Robert B. Catell, Chairman,
                                   Chief Executive Officer and
                                   Director

                        POWER OF ATTORNEY



          Each of the undersigned does hereby appoint Robert B. Catell, Vincent D. Enright and Richard M. Desmond, and each of them severally, his true and lawful attorneys to execute on behalf of the undersigned any and all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission; each of such attorneys shall have the power to act hereunder with or without the others.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on May 31, 1996.



Signature
Title

/s/ Robert B. Catell
(Robert B. Catell)
Chairman, Chief Executive
Officer and Director

/s/ Vincent D. Enright
(Vincent D. Enright)
Senior Vice President and Chief Financial Officer

/s/ Richard M. Desmond
(Richard M. Desmond)
Vice President, Comptroller and Chief Accounting Officer

/s/ Kenneth I. Chenault
(Kenneth I. Chenault)
Director

/s/ Andrea S. Christensen
(Andrea S. Christensen)
Director

/s/ Donald H. Elliott
(Donald H. Elliott)
Director

/s/ Alan H. Fishman
(Alan H. Fishman)
Director

/s/ James L. Larocca
(James L. Larocca)
Director

/s/ Edward D. Miller
(Edward D. Miller)
Director

/s/ James Q. Riordan
(James Q. Riordan)
Director

          The Plan. Pursuant to the requirements of the Securities Act of 1933, the administrator of the plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 31, 1996.


                                   THE BROOKLYN UNION GAS COMPANY
                                   EMPLOYEE SAVINGS PLAN

                                   By /s/ Wallace P. Parker, Jr.
                                      Wallace P. Parker, Jr.
                                        Committee Member



                                   By /s/ Robert R. Wieczorek
                                      Robert R. Wieczorek
                                      Committee Member



                                   By /s/ Lenore F. Puleo
                                      Lenore F. Puleo
                                      Committee Member